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HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL:  HAMP                                     FOR IMMEDIATE RELEASE

CONTACT:          CHARLES W. CLAYTON
PHONE:            (864) 231-1211
FACSIMILE:        (864) 225-4421

            HAMPSHIRE GROUP, LIMITED ANNOUNCES THIRD QUARTER RESULTS

Anderson, South Carolina, November 3, 2005....Hampshire Group, Limited today announced results for the third quarter and nine months ended October 1, 2005. Net sales during the quarter were $123,592,000 compared with $116,104,000 for the same period during the prior year, an increase of 6.5%. For the current quarter, net income was $6,927,000, or $0.85 per diluted share, compared with net income of $6,940,000, or $0.84 per diluted share during the third quarter of 2004.

During the first nine months of 2005, net sales were $220,305,000 compared with $196,753,000 for the same period during the prior year, or a 12% increase. Net income for the first nine months of 2005 was $8,659,000, or $1.05 per diluted share, compared with net income of $5,393,000, or $0.65 per diluted share, during the first nine months of 2004. The nine-month period of 2005 includes net non-recurring income of $2,755,000 relating to a settlement with two former employees of claims by the Company arising in respect to improper payments by a former vendor of the Company to the former employees. The non-recurring income, after provision for income taxes, contributed $0.34 to net income per diluted share during the nine-month period.

In the third quarter, sales of related separates were strong, reflecting increased sales of private label products to supplement the Requirements(R) brand. Men's sweaters had a strong quarter in comparison with the prior year. Sales of women's sweaters were reduced, but expenses were also reduced.

Just after the close of the third quarter, the Company acquired the David Brooks(R) trade mark and inventory from Kellwood Company, and the David Brooks staff joined Hampshire Group in a newly established division called Hampshire Better Brands. The Company intends to build a niche position in the better women's sweater and related separates business using David Brooks, a well-established trade mark in the specialty store market. Net sales for the business for 2006 are projected to be in the $12 million range.

Commenting on the third quarter and nine month results, Ludwig Kuttner, Chairman and Chief Executive Officer, stated, "As we have been reporting for a number of quarters, selling to the retailing industry is highly competitive and demands the continued efforts of our team on design, value and service. We are pleased to be reporting gains in sales and earnings despite this difficult environment."

Hampshire Group, Limited is a diversified apparel company, believed to be the largest supplier of women's and men's sweaters in North America and a leading supplier of women's related separates.

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           Cautionary Disclosure Regarding Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are also urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of the factors that affect the Company's business.

                                            HAMPSHIRE GROUP, LIMITED
                                         COMPARATIVE SUMMARY OF EARNINGS
                                      (in thousands, except per share data)

                                              Nine Months Ended      Three Months Ended
                                             -------------------   -------------------
                                              Oct. 1     Oct. 2     Oct. 1    Oct. 2
                                               2005       2004       2005      2004
                                             --------   --------   --------  ---------
Net sales                                    $220,305   $196,753   $123,592   $116,104
                                             ========   ========   ========   ========
Net income excluding non-recurring income      $5,904     $5,393     $6,927     $6,940
  Net non-recurring income                      2,755        -          -          -
                                             --------   --------   --------   --------
Net Income                                     $8,659     $5,393     $6,927     $6,940
                                             ========   ========   ========   ========
Basic income per share -
  Net income excluding non-recurring income     $0.72      $0.66      $0.85      $0.85
  Non-recurring income, net of taxes             0.34        -          -          -
                                             --------   --------   --------   --------
    Net income                                  $1.06      $0.66      $0.85      $0.85
                                            =========   ========   ========   ========
Diluted income per share -
  Net income excluding non-recurring income     $0.71      $0.65      $0.85      $0.84
  Non-recurring income, net of taxes             0.34        -          -          -
                                            ---------   --------   --------   --------
    Net income                                  $1.05      $0.65      $0.85      $0.84
                                            =========   ========   ========   ========
Weighted average number of
  shares outstanding (*)         Basic          8,180      8,142      8,155      8,118
                                            ---------   --------   --------   --------
                                 Diluted        8,216      8,254      8,186      8,218
                                            ---------   --------   --------   --------

      (*) Adjusted for two-for-one stock split effective June 28, 2005.